Exhibit 21

List of Subsidiaries

The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business, as to which certain summary information appears below.

Subsidiary	Jurisdiction of Incorporation or Organization
MEMC Electronic Materials France SarL	France
MEMC Electronic Materials GmbH	Germany
MEMC Electronic Material Sales	Malaysia
MEMC Electronic Materials Sales, Sdn. Bhd	Malaysia
MEMC Electronic Materials, Sdn Bhd	Malaysia
MEMC Electronic Materials, SpA	Italy
MEMC Holding B.V.	The Netherlands
MEMC Ipoh Sdn Bhd	Malaysia
MEMC Japan Ltd.	Japan
MEMC Korea Company	Korea
SMP Ltd. (35% owned)	Korea
SunEdison Semiconductor B.V.	The Netherlands
SunEdison Semiconductor Holdings B.V.	The Netherlands
SunEdison Semiconductor Limited	Singapore
SunEdison Semiconductor, LLC	United States
SunEdison Semiconductor Technology Pte Ltd.	Singapore
Taisil Electronic Materials Corp.	Taiwan